SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2005

WORDLOGIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State of Organization)

000-32865

(Commission File Number)

88-0422023

(I.R.S. Employer Identification No.)

     650 West Georgia Street, Suite 2400 Vancouver, British Columbia, Canada V6B 4N7

(Address of Principal Executive Offices)

(604) 257-3600

Registrants Telephone Number

(Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WORDLOGIC CORPORATION Report on Form 8-K

Section 8 – Other Events
Item 8.01 – Other Events

Press Release

The End of the Typo? WordLogic Announces Preview Version of Predictive Keyboard (TM) for Desktop PCs

Tuesday, February 15, 8:02 am ET

Available to media, industry analysts and other interested parties by request only; software allows error-free, more efficient text entry across desktop applications

VANCOUVER, British Columbia, Feb 15 /PRNewswire-FirstCall/ -- In advance of the spring 2005 commercial release of its new Predictive Keyboard (TM) for Desktop PCs, WordLogic Corporation (OTC Bulletin Board: WLGC – News), a progressive developer and licensor of advanced, multilingual text input capability software, announced it is making a preview version available to media, industry analysts, and other interested parties for trial and commentary.

Media, industry analysts, and others should email requests for the software, along with their organization name and contact information to: wordlogic@makovsky.com.

The software, an intuitive text entry system, utilizes one-key operation and a prediction engine to make date entry fast, efficient, and simpler for virtually anyone who types. Created for personal and business use, the software enables both children and adults to increase their typing accuracy on the standard QWERTY keyboard. It works with any standard PC application for email, instant messaging, word processing, spreadsheets, and presentations, for Windows 2000 and Windows XP operating systems.

Initially available in English and Dutch, the WordLogic Predictive Keyboard includes a personal dictionary that recalls user preferences for words and phrases. In addition, a company or individual user can create customizable lexicons for frequently used words and phrases with WordLogic’s WordChunking (TM) technology, which predicts strings of words rather than just the next letter to vastly increase typing speed.

The system brings the added dimension of interoperability among software programs as well as devices. For example, the WordLogic Predictive Keyboard will allow users to utilize there customized dictionaries and phrases from program to program on the same machine, and to other PCs via a USB flash drive.

“The Predictive Keyboard for the Desktop is a product that makes a difference, whether you are initially learning keyboard skills, working with specialized technical terms, acquiring English as a second language, writing in a foreign language, have learning disabilities – or simply ‘spelling challenged’,” said Franklin R. Evanshen, WordLogic’s Chairman and CEO. “Unlike predictive technology used in hand-held devices, or tools in popular work processing programs, we’ve put intelligence into the keyboard. This is truly revolutionary,” he said.

Dr. David Stirling, WordLogic’s Executive Vice President, said, “Beta tests of the Predictive Keyboard with students at Elementary and Secondary Schools demonstrated a measurable impact on reading, spelling and comprehension ability, but even more importantly ignited a passion for learning among students with learning difficulties.” Dr. Stirling has devoted his career to aiding students having typical and atypical learning styles and literacy problems. He discovered the potential for WordLogic’s Predictive Keyboard firsthand in the course of his work prior to joining the company.

How It Works

When a user types the first letter of a word, an on-screen keyboard highlights the five most common letters as well as the most frequently used words beginning with the entered letters. As the user continues to type, the selection is narrowed down, providing the most likely word as selectable options in the prediction window.

Once comfortable with the WordLogic Predictive Keyboard, a user has the option to display the predicted words, or hide the prediction window, providing an unobstructed view of the applications with already unrestricted use of the keys. At any time, a user can invoke the prediction window by simply holding down a letter or the spacebar.

WORDLOGIC CORPORATION Report on Form 8-K

The WordLogic Predictive Keyboard “intuitively” detects new words and allows them to be added on the fly to user’s personal dictionary. A similar functionality is offered for phrases through the use of a clipboard.

Lat month WordLogic filed a patent application for the desktop predictive keyboard with the US Patent and Trademark Office, and the International Patent Offices. The company currently holds one patent for “Data Entry for Personal Computing Devices” and has five additional patents pending.

About WordLogic Corporation

WordLogic Corporation is a technology company that delivers predictive interface solutions for computing devices ranging from small hand-held devices to conventional desktop computers. Incorporated in the United States, the company’s research, testing and marketing facilities are located in Vancouver, British Columbia, Canada.

For more information, please visit http://www.wordlogic.com. If you are an OEM and interested in contacting the company, please contact Allen Rose by email at: arose@wordlogic.net.

This release contains “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be “forward-looking statements”. Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this action may be identified through the use of words such as “expects”, “will”, “anticipates”, “estimates”, “believes”, or statements indicating certain actions “may”, “could”, or “might” occur.

Source: WordLogic Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORDLOGIC CORPORATION

Date: February 15, 2005	By:	\s\	Frank R. Evanshen, President

Frank R. Evanshen
President

Date: February 15, 2005	By:	\s\	T. Allen Rose, CFO

T. Allen Rose
Chief Financial Officer